Exhibit 10.2

NON-COMPETITION AGREEMENT (CHINA)

This NON-COMPETITION AGREEMENT (“Agreement”) is made on the 8th day of July, 2009 between:

(1)           Watts (Shanghai) Management Co., Ltd., whose registered office is at RM.B-H, 26th Floor, Huamin Empire Plaza, No.726,Yan An Road (West), Shanghai, PRC ( “Watts Shanghai”); and

(2)           Josh C. Fu, whose address is No 52 Tomson Golf Villas, No 1 Long Dong Avenue, Pu Dong District, Shanghai, 201203 PRC and, holder of United States of America passport No. 710715410 (“Executive”).

The above-named are hereinafter individually referred to as a “Party” and collectively as the “Parties.”

WHEREAS:

(a)           Watts Shanghai is an indirect, wholly-owned subsidiary of Watts Water Technologies, Inc. (“Parent Company”).

(b)           During the period from January 1, 2008 to July 8, 2009 (“Termination Date”), the Executive was employed by the Parent Company.  In the course of the Executive’s employment with the Parent Company, the Executive was assigned by the Parent Company to work at Watts Shanghai.

(c)           The Executive and the Parent Company have signed a letter agreement (“Letter Agreement”), dated June 15, 2009 , which confirms the Executive’s resignation of his employment with the Parent Company, and service to and position with Watts Shanghai, and sets forth the relevant terms and conditions that the Executive under which the Executive will be eligible for severance benefits (“Severance Benefits”).

(d)           Upon the Executive’s resignation of his employment with the Parent Company on July 8, 2009  (the “Termination Date”), Watts Shanghai and the Executive agree to the restrictions set out below in relation to the Executive’s future employment and business activities in the People’s Republic of China (“PRC”).

NOW, THEREFORE, WATTS SHANGHAI AND THE EXECUTIVE AGREE AS FOLLOWS:

1              Non-Disclosure and Confidential Information

1.1           The Executive acknowledges that during the period of time the Executive was working with Watts Shanghai, the Executive has acquired knowledge of, and/or had access to, trade secrets, confidential and proprietary information of Watts Shanghai and/or its Affiliates and of third parties which is subject to confidentiality and other agreements by and between Watts Shanghai and/or its Affiliates and those third parties (“Confidential Information”).  Such Confidential Information, includes, but is not limited to: financial and pricing information; business, research, and new product plans and strategies; patent applications and invention disclosures; yields, designs, efficiencies, and capacities of production methods, processes, facilities and systems at Watts Shanghai, its Affiliates, and its contractors; customer and vendor lists, key contacts, habits, and product and purchasing plans; marketing information, plans and strategies; existing and anticipated agreements with customers, vendors, and other third parties; product design and related information; information regarding the employees of Watts Shanghai and/or its Affiliates, their projects, and their salaries, benefits and other personnel information.

1.2           The Executive agrees that he will keep confidential all non-public information concerning Watts Shanghai and/or its Affiliates that Watts Shanghai acquired during the course of his working with Watts Shanghai and all developments and inventions of Watts Shanghai and/or its Affiliates.

2              NON-COMPETITION

2.1           The Executive acknowledges that during the period of time the Executive was working for Watts Shanghai, the Executive has developed or may have helped develop, have access to and learn significant secret, confidential, and proprietary information relating to the business of Watts Shanghai and/or its Affiliates.  In addition, the Executive has been or was provided with contact with customers, prospective customers, suppliers and other vendors of Watts

Shanghai and/or its Affiliates. The Executive has been expected to develop good customer and/or vendor relationships, as well as intimate knowledge regarding the technology, products, services, systems, methods, and operations Watts Shanghai and/or its Affiliates.

2.2           The Executive also acknowledges that Watts Shanghai and/or its Affiliates have invested substantial resources and time to developing the technology, products, services, systems, methods, and operations, all of which are highly valuable assets to the Watts Shanghai and/or its Affiliates.  The Executive agree that the Watts Shanghai and/or its Affiliates have spent and will continue to spend substantial effort, time, and resources in developing and protecting its technology, products, services, systems, methods, and operations, and relationships with its customers and vendors.  The Executive also agree that the competitors of Watts Shanghai and/or its Affiliates would obtain an unfair advantage if the Executive were to disclose the Confidential Information of Watts Shanghai and/or its Affiliates to a competitor, used it on a competitor’s behalf, or if the Executive were able to exploit the relationships the Executive developed in his role with Watts Shanghai and/or its Affiliates to solicit business on behalf of a competitor.

2.3           In view of the Confidential Information of Watts Shanghai, which the Executive has had access to during the period of time the Executive was working for Watts Shanghai, the Executive agrees that for a period of nine (9) months following the Termination Date (“Non-Compete Term”), for any reason, the Executive will not directly or indirectly, on his own behalf, or as an employee, representative or agent of a third party, by ownership or any type of interest in any business enterprise, or by any other means whatsoever, engage in any business located in or otherwise engaging in business in the PRC that designs, manufactures or sells water-based heating, ventilation or air conditioning (“HVAC”) products, water distribution products, water safety products or flow control products primarily for the HVAC, water distribution, water quality, water safety, water flow control or water conservation markets (collectively, a “Competitor’s Business”), or become associated with or render services to a Competitor’s Business so engaged.

3              NON-SOLICITATION OF CUSTOMERS

3.1           The Executive agrees that for a period of nine (9) months following the Termination Date for any reason (whether with or without cause) the Executive shall not, directly or indirectly, call upon or solicit any customer of Watts Shanghai and/or its Affiliates for any purpose or business that is competitive with the  business of Watts Shanghai and/or its Affiliates, nor shall the Executive permit a Competitor’s Business controlled directly or indirectly by the Executive to do so.  Mere ownership as a passive investor of not more than five percent (5%) of the securities of a corporation or other business enterprise shall not be deemed control of or an association with such corporation or enterprise for purposes of this Agreement.

4              NON-SOLICITATION OF EMPLOYEES

4.1           The Executive agrees that for a period of nine (9) months following the Termination Date, the Executive shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on his own behalf or on behalf of any other person or entity) the employment or termination of any employee or consultant of the Watts Shanghai and/or its Affiliates.  This provision shall not apply to employees of Watts Shanghai and/or its Affiliates that have been terminated for a period of six months or longer.

5              CONSIDERATION

5.1           In consideration of the Executive’s being subject to the restrictions provided by this Agreement, the Parent Company, for and on behalf of Watts Shanghai, will make payments (“Compensation”) to the Executive. The Executive acknowledges and agrees that the Compensation is included in the total amount of the Severance Benefits which will be provided by the Parent Company according to the Letter Agreement.

5.2           The Executive agrees that the Compensation set out under this Article 5 is fair and reasonable compensation for his restriction under this Agreement.  The Executive will not seek or demand any other compensation from Watts Shanghai and/or it Affiliates.  Should there be any change in the applicable laws or regulations such that the Compensation would no longer be sufficient to render the restriction under this Agreement enforceable under PRC law, Watts Shanghai and/or its Affiliates shall have the right to pay to the Executive the amount necessary to make up for any insufficiency in the Compensation and render the Executive’s obligation under this Agreement enforceable.

5.3           The Executive agrees that the restrictions under this Agreement are reasonable, no greater than what is required to protect Watts Shanghai and/or its Affiliates’ legitimate interests with respect to trade secrets, confidential information and customers, and customer relationships, and do not impair or prevent the Executive from earning a living.

5.4           It is the intention of both Parties to restrict the Executive’s activities only to the extent necessary for the protection of the Watts Shanghai and/or its Affiliates’ legitimate business interests. To the extent that this restrictive covenants of this Agreement shall be determined to be invalid or unenforceable in any respect or to any extent, the covenants shall not be rendered invalid, but instead shall be automatically amended for such lesser term or to such lesser extent, or in such other degree, as may grant Watts Shanghai and/or its Affiliates the maximum protection and restrictions on your activities permitted by applicable law in such circumstances. The restrictions contained in this Agreement shall be extended by the length of time during which the Executive shall have been in breach of any of said provisions.

6              DAMAGES

6.1           If Watts Shanghai and/or its Affiliates incurs and/or seeks redress for any violation by the Executive of this Agreement, the Executive promises and agrees to pay all costs, court costs, fees and expenses, including actual attorney’s fees, incurred by  Watts Shanghai and/or its Affiliates to enforce this Agreement and/or recover and collect damages for any violation, whether or not litigation is commenced.

6.2           The Executive acknowledge that any violation of the restrictions under this Agreement would result in irreparable injury to Watts Shanghai and/or its

Affiliates, which are serious yet difficult to measure.  The Executive therefore agrees to pay to Watts Shanghai and/or its Affiliates a one-time liquidated damages payment which is equivalent to three times the total amount of the Severance Benefits, if the Executive violates the restrictions in this Agreement. The Executive agrees that the liquidated damages under this Article  are fair and reasonable to compensate Watts Shanghai  and/or its Affiliates in the event that the Executive violates the restriction under this Agreement.

7              AFFILIATES

7.1           Articles 1, 2, 3 and 4 shall apply as though references to the “Affiliate” were substituted for references to “Watts Shanghai.”  The obligations undertaken by the Executive pursuant to this Agreement shall, with respect to each Affiliate, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favor of Watts Shanghai or any other Affiliate.

7.2           Watts Shanghai hereby signs this Agreement on behalf of all its Affiliates and any breach of the above mentioned articles vis-à-vis any Affiliate shall constitute a breach of this Agreement and upon subsequent written authorization from the harmed Affiliate, Watts Shanghai may sue the Executive for his breach of this Agreement. The Executive agrees that, if required to do so by Watts Shanghai, he will enter into covenants in the same terms as those set out in Articles 1,2, 3 and 4 hereof directly with all or any of such Affiliates, mutatis mutandis.

7.3           As used herein, an “Affiliate” shall mean in relation to Watts Shanghai, any direct or indirect subsidiary of Watts Shanghai or any direct or indirect Chinese subsidiary of Watts Water Technologies, Inc.  The Affiliates include but are not limited to Watts Plumbing Technologies (Taizhou) Co. Ltd., Tianjin Watts Valve Company Ltd., Watts Valve (Changsha) Co., Ltd., Watts Valve (Ningbo) Co., Ltd., and Watts (Ningbo) International Trading Co., Ltd.

8              GENERAL

8.1           The Parties agree that the terms of this Agreement are confidential and shall not be disclosed by any party (other than their respective professional advisors in strict confidence and, in the case of Watts Shanghai, its shareholders and directors), unless required to do so by law.

8.2           The Executive undertakes not knowingly to make, publish or otherwise issue and detrimental or derogatory statements concerning Watts Shanghai or any of Watts Shanghai’s officers, directors or employees.

8.3           This Agreement constitutes the entire understanding between the Parties relating to the subject matter hereof, and may not be modified or amended except by instrument in writing by both Parties.

8.4           Any waiver by Watts Shanghai of a breach of any provisions of the Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.  Watts Shanghai shall not be deemed to have issued a waiver of any breach of this Agreement by the Executive unless it has done so in writing and unless such written waiver was signed by an authorized representative of Watts Shanghai.

8.5           This Agreement may be executed in several counterparts, each of which is deemed an original but all of which constitute one and the same instrument, and delivery of an executed counterpart by fax or e-mail shall be equally effective as delivery of a manually executed counterpart of this Agreement.

8.6           This Agreement shall be governed by the laws of the People’s Republic of China and the Parties shall submit to the non-exclusive jurisdiction of the Courts of the People’s Republic of China.

AS WITNESS WHEREOF the Parties have executed this Agreement on the first date written above.

WATTS SHANGHAI:

/s/ Michael P. Flanders 9 July 2009

For and on behalf of
Watts (Shanghai) Management Co., Ltd.
Name: Michael P. Flanders
Title: President, Asia

[Watts Shanghai Chop]

EXECUTIVE:

/s/ Josh C. Fu July 8, 2009

Josh C. Fu